FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces
Exclusive Negotiations to Sell Interest in Gabon

HOUSTON, September 30, 2013 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that its wholly-owned subsidiary, HNR Global Holding B.V. has entered into exclusive negotiations with Vitol S.A. (Vitol), to sell the Company’s 66.667 percent interest in the Dussafu Marine Permit PSC, offshore Gabon for $137.0 million in cash. Net proceeds from the sale are estimated to be approximately $123.0 million after deductions for transaction related costs and taxes. The effective date of the transaction will be October 1, 2013, and will be subject to agreed adjustments.

Harvest has agreed to negotiate exclusively with Vitol for a specified period to reach a definitive purchase and sale agreement. There can be no assurance that these negotiations will result in the proposed transaction or any other transaction for the sale of Dussafu.

The closing of the proposed transaction would be subject to, among other things, approval by the Government of Gabon and the boards of directors of both the Company and Vitol.

James A. Edmiston, President and Chief Executive Officer of Harvest Natural Resources stated, “The execution of this agreement with Vitol combined with the previously announced transaction with Pluspetrol makes clear the path the Company has chosen to unlock the value of its portfolio for the benefit of its shareholders. While we cannot make any assurance that these transactions will close, we see both transactions as complementary and look forward to working with two outstanding counterparties toward a successful conclusion.”

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and business development offices in Singapore and the United Kingdom.  For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow, timing and certainty of future transactions and our business strategy.  All statements other than statements of historical facts may constitute forward-looking statements.  Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2012 Annual Report on Form 10-K and other public filings.